EXHIBIT 99.2

[inTEST News Release Letterhead]

Credence and inTEST Announce Supplier Agreement

FREMONT, CA and CHERRY HILL, NJ, March 19, 2003 - Credence Systems Corporation (Nasdaq: CMOS), a leading provider of solutions from design-to-production test for the worldwide semiconductor industry, and inTEST Corporation (Nasdaq: INTT), a leading designer and manufacturer of ATE interface solutions and temperature management products, today announced the establishment of an original equipment manufacturer (OEM) supplier agreement.

Under the terms of the agreement, Credence will utilize inTEST's manipulator in its ASL 3000(TM) and ASL 3000RF(TM) test systems, or any successor test system within the ASL 3000 family. In addition, as an approved vendor, inTEST will be offered the option to bid on Credence's original equipment requirements. The companies' mutual Taiwan and Southeast Asia distributors will also pursue opportunities to integrate and market inTEST products with Credence test system applications.

About ASL 30000RF

Credence's ASL 3000RF is a high-performance, mixed-signal, radio-frequency integrated circuit (RFIC) test system for wideband, wireless communications devices. Featuring the industry's most advanced RF instrumentation, the ASL 3000RF is designed to meet the increasingly complex test requirements of a new generation of RFICs for wireless applications, including 802.11 wireless local area networking (WLAN) standards, and 3G mobile communications services. The ASL 3000RF incorporates advanced capabilities, including Credence's patented MVNA(TM) technology, a new method for measuring S-parameters, or scattering parameters, with greater accuracy. The system features a flexible, scaleable architecture that provides a cost-effective way to easily extend and upgrade the system with analog, digital, and enhanced RF test capabilities as required to meet emerging wireless requirements.

About ASL 3000

The ASL 3000 is a scalable, mixed-signal test platform that meets the demands of the consumer market segments, and adds support for Credence's sophisticated next-generation, high performance mixed-signal instrumentation. This instrumentation enhances multi-site applications by providing parallel channels of AC source and capture per instrument while providing powerful digital domain signal I/O capability with support for digital source and capture memory. Built upon the very successful ASL Series(TM) platform, the ASL 3000 inherits the key advantages of the ASL 1000(TM), including best-in-class throughput and repeatability.

About inTEST Corporation

inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. inTEST's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. inTEST has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today's automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, Credence is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

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Credence is a registered trademark, and Credence Systems, ASL Series, ASL 1000, ASL 3000RF, ASL 3000, and MVNA are trademarks, of Credence Systems Corporation. inTEST is a registered trademark of inTEST Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Credence Contact:
Judy Dale
Sr. Director, Marketing Communications
Credence Systems Corporation
510.492.3118 or 510.623.2524 fax
E-mail: judy_dale@credence.com

inTEST Contact:
Hugh T. Regan, Jr
Treasurer and Chief Financial Officer
inTEST Corporation
856.424.6886, ext 201
E-mail: h.regan.jr@intest.com